Exhibit 99.1
Report of Independent Auditors
To the Stockholders of
Chartered Marketing Services, Inc.
In our opinion, the accompanying balance sheets and the related statements of operations, cash flows, and stockholders’ equity present fairly, in all material respects, the financial position of Chartered Marketing Services, Inc. at December 31, 2005 and December 31, 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP

Chicago, Illinois
March 24, 2006

CHARTERED MARKETING SERVICES, INC.
Balance Sheet

	As of December 31
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$7,553,058	$3,910,830
Short-term investments	2,046,729	—
Accounts receivable	1,705,723	1,369,715
Other current assets	502,311	719,412

Total Current Assets	11,807,821	5,999,957

Property and equipment, net	1,467,705	1,679,523
Deferred income taxes	7,095,474	7,812,507
Other assets	9,486,780	11,195,316

Total Assets	$29,857,780	$26,687,303

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$4,512,647	$3,763,398
Accrued interest	5,483	23,639
Current portion of long-term debt	4,958,788	2,000,000
Other current liabilities	1,877,827	2,531,861

Total Current Liabilities	11,354,745	8,318,898

Long-term debt	10,541,212	15,500,000

Total Liabilities	21,895,957	23,818,898

Stockholders’ Equity:
Common stock ($1.00 par value, 15,000,000 shares authorized, 989,813 shares issued and outstanding)	8,603,276	8,603,276
Additional paid-in capital	5,372,042	5,339,456
Restricted stock notes receivable	(307,875)	(386,000)
Retained earnings	37,309,849	32,327,142
Treasury stock, at cost ($1.00 par value, 7,613,463 shares in treasury)	(43,015,469)	(43,015,469)

Total Stockholders’ Equity	7,961,823	2,868,405

Total Liabilities & Stockholders’ Equity	$29,857,780	$26,687,303

CHARTERED MARKETING SERVICES, INC.
Statements of Operations

	Year Ended December 31,
	2005	2004	2003
Revenues	$51,255,227	$54,507,087	$63,910,868

Marketing	11,646,459	13,335,065	12,842,829
Operating	25,839,324	27,601,893	31,616,216
General and administrative	5,163,504	5,200,912	5,198,636

Operating income	8,605,940	8,369,217	14,253,187

Interest expense	999,912	267,790	796,634
Other income	201,778	94,770	230,904

Income before taxes	7,807,806	8,196,197	13,687,457

Income taxes	2,825,099	3,149,782	5,044,086

Net income	4,982,707	5,046,415	8,643,371

Dividends on convertible and mandatorily redeemable preferred stock	—	1,459,678	1,500,000

Net income applicable to common stock	$4,982,707	$3,586,737	$7,143,371

The accompanying notes are an integral part of these financial statements.

CHARTERED MARKETING SERVICES, INC.
Statements of Stockholders’ Equity
For the Years Ended December 31, 2002, 2003, 2004 and 2005

	Common Stock					Treasury Stock
			Additional	Restricted	Accumulated			Total
	Number of		Paid-In	Stock Notes	Earnings	Number of		Stockholders’
	Shares	Par Value	Capital	Receivable	(Deficit)	Shares	Cost	Equity (Deficit)
Balances at December 31, 2002	7,937,042	$7,937,042	$6,005,690	$(386,000)	$25,444,684	7,613,463	$(43,015,469)	$(4,014,053)

Preferred stock dividends accrued	—	—	—	—	(1,500,000)	—	—	(1,500,000)
Net income	—	—	—	—	8,643,371	—	—	8,643,371

Balances at December 31, 2003	7,937,042	7,937,042	6,005,690	(386,000)	32,588,055	7,613,463	(43,015,469)	3,129,318

Preferred stock dividends accrued	—	—	—	—	(1,459,678)	—	—	(1,459,678)
Preferred stock redemption	666,234	666,234	(666,234)	—	—	—	—	—
Common stock dividends paid	—	—	—	—	(3,847,650)	—	—	(3,847,650)
Net income	—	—	—	—	5,046,415	—	—	5,046,415

Balances at December 31, 2004	8,603,276	8,603,276	5,339,456	(386,000)	32,327,142	7,613,463	(43,015,469)	2,868,405

Collection of restricted stock notes receivable	—	—	—	78,125	—	—	—	78,125
Noncash compensation	—	—	32,586	—	—	—	—	32,586
Net income	—	—	—	—	4,982,707	—	—	4,982,707

Balances at December 31, 2005	8,603,276	$8,603,276	$5,372,042	$(307,875)	$37,309,849	7,613,463	$(43,015,469)	$7,961,823

The accompanying notes are an integral part of these financial statements.

CHARTERED MARKETING SERVICES, INC.
Statements of Cash Flows

	Year Ended December 31,
	2005	2004	2003
Operating Activities:
Net income	$4,982,707	$5,046,415	$8,643,371
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and debt issue cost amortization	509,717	756,418	969,442
Disposal of property and equipment	375	36,709	1,155
Deferred marketing amortization	6,156,857	7,888,685	6,851,400
Deferred marketing capitalization	(4,441,274)	(5,956,600)	(7,272,196)
Deferred income tax expense	717,033	941,554	1,460,978
Noncash compensation	32,586	—	—
Changes in:
Accounts receivable, net	(336,009)	(397,477)	784,506
Other current assets	217,102	(390,099)	(8,551)
Other assets	(99,161)	(270,000)	(165,000)
Accounts payable and accrued expenses	749,249	366,770	(328,194)
Accrued interest	(18,155)	20,423	(16,711)
Other current liabilities	(654,036)	(1,110,510)	(1,229,964)

Net cash provided by operating activities	7,816,991	6,932,288	9,690,236

Investing Activities:
Purchases of property and equipment	(206,159)	(602,148)	(707,410)
Purchases of short-term investments	(2,046,729)	—	—

Net cash used in investing activities	(2,252,888)	(602,148)	(707,410)

Financing Activities:
Principal payments on long-term debt	(2,000,000)	(2,549,445)	(10,491,555)
Proceeds from issuance of long-term debt	—	17,500,000	—
Dividend payments on preferred stock	—	(2,215,842)	(7,212,329)
Dividend payments on common stock	—	(3,847,650)	—
Redemption of preferred stock	—	(25,000,000)	—
Collection of restricted stock notes receivable	78,125	—	—

Net cash used for financing activities	(1,921,875)	(16,112,937)	(17,703,884)

Net increase (decrease) in cash	3,642,228	(9,782,797)	(8,721,058)
Cash:
Beginning of period	3,910,830	13,693,627	22,414,685

End of period	$7,553,058	$3,910,830	$13,693,627

The accompanying notes are an integral part of these financial statements.

Note 1 — Business and Organization
     Business
Chartered Marketing Services, Inc. (“Company”) is a national provider of products and marketing services to financial institutions, principally mortgage lenders and retail banks. The Company’s primary products are accidental death insurance, which generally covers the outstanding mortgage balance of an insured, identity theft and credit management services, and membership products that provide discounts on: (a) health care-related products and services, (b) financial and legal services, and (c) home and auto care-related products and services.
     Organization
On September 9, 1998, the Company purchased a portion of its common stock owned by its founding shareholder group for $43 million and exchanged its convertible and mandatorily redeemable preferred stock designated as Series A Convertible Preferred Stock with a stated redemption value of $25 million for its common stock held by Chartered Holdings, a holding company formed by investors participating in the Company’s recapitalization. Chartered Holdings purchased its common stock interest in the Company directly from the Company’s founding shareholder group for $25 million. On December 21, 2004, Chartered Holdings exchanged all of its preferred stock interest in the Company for cash of $27.2 million (stated redemption value of $25 million, plus accrued dividends of $2.2 million) and 666,234 shares of Company common stock. As of December 31, 2005, Chartered Holdings held approximately 67% of the total outstanding common stock of the Company.
Note 2 — Summary of Significant Policies
     Cash and Cash Equivalents
Cash equivalents represent highly liquid assets with original maturities of three months or less. Cash and cash equivalent balances are held primarily at one financial institution and, in general, cash balances exceed insurable amounts but are backed by US government agency securities.
     Short-Term Investments
Short-term investments consist of a certificate of deposit with an original maturity date of one year held at the same financial institution where the Company maintains its cash and cash equivalents.
     Deferred Marketing
The Company capitalizes amounts related to the acquisition of new business such as telemarketing, direct mail, and other direct solicitation expenses. These acquisition costs are charged to expense in proportion to revenue recognized, but generally not over more than four years.
     Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation, and includes the cost of software developed for internal use. Depreciation is provided on a straight-line basis over estimated useful asset lives and totaled $0.4 million, $0.6 million and $0.5 million during 2005, 2004 and 2003, respectively.
     Deferred Debt Issue Costs
Deferred debt issue costs are stated at cost, less accumulated amortization, and are included in other assets. Amortization is provided on a straight-line basis over the 5-year life of the Company’s commercial bank credit facilities.
     Revenue Recognition
Revenues are recognized when earned. Marketing of the Company’s products generally involves a trial period during which time the product is made available at no cost to the customer. No revenues are recognized until applicable trial periods are completed.
The Company participates in agency relationships with insurance carriers that underwrite insurance products offered by the Company. Accordingly, insurance premiums collected from customers and remitted to insurance carriers are excluded from the Company’s revenues and operating expenses. Insurance premiums collected but not remitted to insurance carriers as of December 31, 2005 and 2004 totaled $1.9 million and $2.5 million, respectively.
The Company collects most of its revenue through the monthly mortgage payments of its customers or through checking account debits of its customer accounts, both collected on behalf of the Company by financial institutions servicing the accounts. When an existing customer mortgage is refinanced, the Company’s revenue stream from the customer is often terminated. As a result, the Company’s revenues are sensitive to fluctuations in mortgage interest rates, which can cause the refinancing of existing-customer mortgages.
     Income Taxes
The Company’s income tax provision is prepared on a separate return basis, including a deferred provision for differences between the financial reporting and tax bases of assets and liabilities.
     Fair Value of Financial Instruments
As of December 31, 2005, the carrying amount of the Company’s financial instruments approximates estimated fair value based upon market prices for the same or similar financial instruments.
     Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Note 3 — Income Taxes
Income taxes consists of the following:

	Year Ended December 31,
	2005	2004	2003
Current:
Federal	$1,932,296	$2,024,107	$3,191,939
State	175,770	184,121	391,169

Current Provision	2,108,066	2,208,228	3,583,108

Deferred:
Federal	677,198	720,516	1,351,653
State	39,835	221,038	109,325

Deferred Provision	717,033	941,554	1,460,978

Total Provision	$2,825,099	$3,149,782	$5,044,086

The Company’s effective income tax rate differs from the federal statutory rate as follows:

	Year Ended December 31,
	2005		2004		2003
Federal income tax at statutory rate	$2,654,654	34.0%	$2,786,707	34.0%	$4,653,736	34.0%
State income taxes, net of federal benefit	155,843	2.0%	169,344	2.1%	367,496	2.7%
Other, net	14,602	0.2%	193,731	2.4%	22,854	0.2%

Total Provision	$2,825,099	36.2%	$3,149,782	38.4%	$5,044,086	36.9%

The income tax value of each type of temporary difference underlying net deferred income tax assets is as follows:

	As of December 31,
	2005	2004
Deferred income tax assets:
Excess of purchase price over tax bases of assets	$10,426,509	$11,786,488
Other, net	22,604	16,804

Total Assets	10,449,113	11,803,292

Deferred income tax liabilities:
Deferred marketing	(3,280,439)	(3,898,049)
Property and equipment	(73,200)	(92,736)

Deferred liability	(3,353,639)	(3,990,785)

Net Deferred Income Tax Assets	$7,095,474	$7,812,507

The Company and Chartered Holdings jointly elected to treat the Company’s 1998 recapitalization as an asset sale under Section 338 (h) (10) of the Internal Revenue Code of 1986, as amended. The Company’s federal net operating loss carryforward was fully utilized during 2000 and the Company has generated operating income in recent years. Management anticipates that it is more likely than not that it will generate future income sufficient to recover deferred tax assets recorded at December 31, 2005.
The Company made income tax payments, net of refunds, of $1.8 million, $2.3 million and $4.2 million during 2005, 2004 and 2003, respectively.
Note 4 — Property and Equipment
Property and equipment consists of the following:

	Useful Life	Year Ended December 31,
	(In Years)	2005	2004
Computers and software	3-5	$2,841,954	$2,729,408
Property and equipment	5-10	190,691	187,114
Building improvements	15	354,644	298,371
Building	30	725,000	725,000
Assets under construction		21,712	—
Land		25,000	25,000

Gross Property and Equipment		4,159,001	3,964,893

Less accumulated depreciation		(2,691,296)	(2,285,370)

Net Property and Equipment		$1,467,705	$1,679,523

Note 5 — Other Assets
Other assets consist of the following:

	Year Ended December 31,
	2005	2004
Deferred marketing	$9,112,330	$10,827,913
Debt issue costs	222,717	268,403
Other, net	151,733	99,000

Total Other Assets	$9,486,780	$11,195,316

Note 6 — Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following:

	Year Ended December 31,
	2005	2004
Accounts payable	$2,415,767	$2,040,852
Accrued compensation	960,298	731,694
Commissions payable	314,468	392,898
Income taxes payable	271,648	253,704
Accrued professional fees	191,662	179,288
Accrued property taxes	86,857	92,889
Other, net	271,947	72,073

Total Accounts Payable and Accrued Expenses	$4,512,647	$3,763,398

Note 7 — Preferred Stock Exchange and Long–Term Debt
In December of 2004, the Company and a commercial bank amended the terms the Company’s existing revolving credit and term loan facilities, which had the effect of providing the Company with a new revolving credit facility of $7.5 million and new term loan facility of $17.5 million (“Credit Facilities”). With the new Credit Facilities in place, the transactions listed below were completed:
(a)	On December 21, 2004, at an estimated facility cost of $270 thousand, the Company borrowed $17.5 million under its term loan facility.

(b)	On December 21, 2004, Chartered Holdings exchanged all of its preferred stock interest in the Company for cash of $27.2 million (stated redemption value of $25 million, plus accrued dividends of $2.2 million) and 666,234 shares of Company common stock.

(c)	On December 22, 2004, the Company paid a cash dividend of $3.88725 per share ($3.8 million) on all outstanding shares of its common stock, including shares newly issued to its majority owners.

Long-term debt consists of the following:

	Year Ended December 31,
	2005	2004
Term loan	$15,500,000	$17,500,000
Revolving credit facility	—	—

Total Debt	15,500,000	17,500,000

Less current portion	(4,958,788)	(2,000,000)

Long-term debt	$10,541,212	$15,500,000

Under the amended terms of its Credit Facilities, the interest rate is the London Interbank Offering Rate (LIBOR) or the prime rate in effect from time to time, as selected by the Company, plus a margin amount, which varies based upon the ratio of the Company’s indebtedness to its earnings, as defined under the Credit Facilities. As of December 31, 2005, the margin amounts were 2.0% on LIBOR borrowings and 0.75% on prime rate borrowings. The interest rate in effect at December 31, 2005 was 6.28%, before amortization of debt issue costs. In the case of LIBOR borrowings, interest payments are made as of the expiration of each LIBOR borrowing contract, but in no event less frequently than every 6 months. In the case of prime rate borrowings, interest payments are made monthly. The Company also pays a commitment fee of 0.375% on any unused portion of the Revolving Credit Facility. The revolving credit facility terminates on December 21, 2009.
Indebtedness related to the Credit Facilities is collateralized by a lien on all of the Company’s tangible and intangible assets and a pledge of all of the Company’s capital stock. Under the Credit Facilities, the Company must, with certain exceptions, make mandatory prepayments equivalent to: (a) all net proceeds from the sale of assets, (b) incurrence of indebtedness or offering of equity securities, and (c) excess cash flow, as defined under the Credit Facilities. In the case of an initial public offering of common stock, 50% of the net proceeds must be used to prepay Credit Facility indebtedness. In addition, the Credit Facilities require the Company to maintain certain levels of operating cash flow and debt coverage, limit the Company’s ability to make capital expenditures and investments, and prohibit the payment of cash dividends. Further, the Company is restricted in its ability to incur indebtedness and encumber or sell its assets, among other restrictions.
Under the amended terms of its Credit Facilities, whether excess cash flow exists must be determined annually as of the end of each calendar year, beginning December 31, 2005. Excess cash flow is defined as the Company’s earnings before interest, taxes, depreciation and amortization, minus any increase in, or plus any decrease in, capitalized deferred marketing cost, minus (a) debt service, (b) Term Loan principal payments, (c) non-financed capital expenditures, and (d) income, franchise and real estate taxes, minus any net increase in, or plus any net decrease in, working capital during such fiscal year. For purposes of calculating excess cash flow, cash is excluded from working capital. If a mandatory principal payment is required for any fiscal year, it must be paid within 90 days of the respective fiscal year-end. Under the definition described above, the Company generated excess cash flow of $2.9 million during the year ended December 31, 2005. See Note 11 — Subsequent Event.
During the years ended December 31, 2005, 2004 and 2003, the Company made cash interest payments of $0.9 million, $0.1 million and $0.3 million, respectively. The average interest rate in effect during, 2005, 2004 and 2003, including the amortization of debt issue costs, was 5.9%, 21.4% and 9.4%, respectively. The higher average rate in 2004 reflects the ratio of debt issue cost amortization to lower average term loan indebtedness outstanding.

Note 8 — Stock Compensation
     Stock Plan
The Company has stock-based compensation plans under which certain employees have been granted the right to purchase and options to purchase shares of restricted common stock. The plans are administered by the Compensation Committee (“Committee”) of the Board of Directors. The Committee selects employee participants and establishes the price of the restricted shares and option exercise price, which, under the terms of the stock compensation plans, cannot be less than the fair market value of the Company’s common stock on the date of grant.
On August 31, 1999, the Company’s Board of Directors authorized the Company’s 1999 Restricted Stock Plan (“Stock Plan”) and reserved 50 thousand shares of Company common stock for issuance to employees under the terms of the Stock Plan. The issuance of all restricted shares under the Stock Plan is evidenced by a Restricted Stock Purchase Agreement, which provides for restrictions on transfer, vesting, and forfeiture under certain circumstances. The restricted shares vest over periods ranging from 3 to 4 years, commencing, for shares issued during 1999, on the later of: (a) the date of the Company’s recapitalization (September 9, 1998) or (b) a participant’s date of hire. For shares issued during 2000, commencing on the date of grant. When the shares issued under the Stock Plan become vested, the shares remain subject to a call option by the Company and certain other restrictions on transfer. The Company must repurchase forfeited shares from Stock Plan participant’s at the issuance price. Forfeited shares may be reissued under the Stock Plan.
During 2000 and 1999, the Company sold to Stock Plan participants 16 thousand and 28 thousand shares of its common stock at a fair market value of $10.25 and $13.75 per share, respectively. In issuing the shares, the Company received cash of $1.00 per share and a promissory note for the balance of the value of the shares sold. The promissory notes bear interest at prime and are classified as assets within the stockholders’ equity section of the accompanying balance sheet as of December 31, 2005.
Option Plan
In August 2002, the Company adopted the 2002 Non-Qualified Stock Option Plan (“Option Plan”) which provides for the grant of non-qualified stock options for the purchase of up to 100,000 shares of the Company’s common stock by officers, employees, directors and consultants of the Company. The Committee is responsible for administration of the Option Plan and determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Stock options granted under the Option Plan have a 10-year term and vest within 4 years of the date of grant.
Also, in August 2002, the Company’s Board of Directors amended the Company’s Stock Plan to provide plan participants with the right, upon termination of employment and after a required holding period, to require the Company to purchase the participant’s vested shares under the Stock Plan at the lower of the participant’s acquisition cost or the market value of the stock (“Put Option”). For shares of Company common stock acquired through the exercise of options, the Option Plan includes a “Put Option” that is identical in terms to that included in the Company’s amended Stock Plan.
During 2005, the Company’s Board of Directors amended its Option Plan to provide for the purchase of up to 325,000 shares of the Company’s common stock by officers, employees, directors and consultants of the Company. Also during 2005, the Company’s Board of Directors authorized the re-pricing of certain options to purchase Company common stock held by the Company’s Chairman, President and Chief Executive Officer, such re-pricing was accomplished by canceling certain stock options at an exercise price above fair market value and re-issuing the same number of stock options at fair market value. Under the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, reducing an option’s exercise price gives rise to variable accounting, under which an amount equal to the spread between the stock’s market value and the option’s exercise price (known as “Intrinsic Value”) is estimated by reference to a third party valuation of the Company’s common stock. Changes in Intrinsic Value extended by the number of vested options outstanding are charged or credited to compensation expense as the change in stock value warrants. As a result of applying variable accounting to re-priced options, the Company charged compensation and credited paid in capital in the amount of $33 thousand during the year-ended December 31, 2005.

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for employee options granted under the Option Plan. Other than the variable accounting compensation charge described above, no compensation cost has been recorded for options granted to employees under the Option Plan in either 2002 or 2005. Had compensation cost been determined based on fair value at the grant date for awards in 2002 and 2005, under the provisions for Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation”, the Company’s earnings before income taxes would have been reduced by approximately of $0.2 million, $0.1 million and $0.1 million during 2005, 2004 and 2003, respectively. For pro forma calculation purposes, the fair value of each employee option grant was estimated on the date of grant using the minimum value method with the following assumptions: no dividend yield, risk free interest rate of 2.96% in 2002 and 4.02% in 2005, and an expected life of four years.
The following table summarizes the activity of options issued by the Company:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Outstanding as of December 31, 2002	93,465	$41.77
Granted at fair value	—	—
Exercised	—	—
Cancelled	—	—

Outstanding as of December 31, 2003	93,465	41.77
Granted at fair value	—	—
Exercised	—	—
Cancelled	—	—

Outstanding as of December 31, 2004	93,465	41.77

Granted at fair value	224,633	37.25
Exercised	—	—

Cancelled	(29,080)	52.24

Outstanding as of December 31, 2005	289,018	37.21

Information about stock options outstanding at December 31, 2005 is summarized below:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life	Price	Exercisable	Price
$37.04	70,920	6.9	$37.04	55,016	$37.04

$37.26	218,098	9.4	$37.26	37,957	$37.26

	289,018		$37.21	92,973	$37.13

During 2005, an employee that participated in both the Company’s Stock Plan and Option Plan terminated employment with the Company. In conjunction with his termination, the employee completed his purchase of vested shares of restricted Company common stock by repaying a promissory note in the amount of $78 thousand. This same employee elected not to exercise his vested options to purchase Company common stock.
Note 9 — Retirement Plan
The Company has established a voluntary salary reduction plan as allowed by section 401(k) of the Internal Revenue Code. The plan is available to all employees who have attained age 21 and have worked over 500 hours during the plan year. The Company matches 3% of the employee contributions. During the year ended December 31, 2005, 2004 and 2003, matching contributions totaled $101 thousand, $86 thousand and $85 thousand, respectively.
Note 10 — Contingencies
The Company’s operations are subject to extensive federal and state laws and regulations concerning insurance, telemarketing and consumer privacy. In addition, contracts between the Company and its financial institution clients generally include a provision which obligates the Company to indemnify the client from and against any loss incurred as a result of the Company’s failure to comply with the laws and regulations to which it is subject. Further, contracts between the Company and its insurance carrier underwriters include indemnification provisions that could be triggered should either party violate its obligations under the contract between them. With the exception of the matters described below, the Company has no knowledge of any substantive pending or threatened claims against it. Moreover, in the opinion of management, the Company has complied with all laws and regulations to which it is subject.
During 2002, a former client orally requested that the Company contribute toward the settlement of four civil lawsuits filed on behalf of customers of the former client nationwide and arising out of the sale of membership and group insurance programs by third party vendors like the Company. The complaints alleged generally that the client improperly disclosed customer information to third party vendors and misled customers about the terms and costs of the programs offered. The Company was not named as a defendant in any of these lawsuits nor has the former client asserted any intention to make a claim for indemnification under its contract with the Company. Moreover, the former client simply advised the Company that it had an opportunity to settle these lawsuits and asked each of its vendors, including the Company, to contribute toward the settlement even though the former client believed neither it nor its vendors violated any law.
To minimize the distraction of management from other operating matters and to avoid additional legal fees, during 2002, the Company contributed $350 thousand toward the proposed settlement and charged the contribution against earnings that year. Following an objection to the settlement agreement, the Company’s settlement contribution was returned in April of 2003. In January of 2004, the U.S. Court of Appeals for the Seventh Circuit vacated the proposed settlement and remanded the case back to the U.S. District Court of the Northern District of Illinois. Mediation ensued and the case was again settled under economic terms substantially similar to the original agreement. In August of 2005, the District Court approved the revised settlement agreement and in an opinion addressed the deficiencies identified by the Court of Appeals in the first settlement agreement, but another objection was reasserted. The second appeal is currently pending.
If the former client is ultimately successful in settling this matter with its plaintiff customers, the Company intends to honor its commitment to fund $350 thousand, but not necessarily more than $350 thousand, to effect a settlement. Accordingly, the settlement contribution remains accrued as an unpaid liability in the accompanying financial statements as of December 31, 2005. Although management does not expect that a material loss will result from the ultimate resolution of this matter, it remains subject to a number of uncertainties, the outcomes of which are difficult to predict. As a result, there can be no assurance that resolution of these uncertainties will not have a material adverse effect on the results of operations or financial condition of the Company.
Note 11 — Subsequent Event
On March 24, 2006, the Company prepaid its Term Loan in the amount of $2.9 million, which represented excess cash flow as defined under the terms of its Credit Facilities. After giving effect to this prepayment, scheduled maturities of long-term debt for the years 2006 through 2009 are $2.0 million, $2.4 million, $3.2 million, and $4.9 million, respectively. All indebtedness under the Company’s Credit Facilities reflected in the accompanying balance sheet as of December 31, 2005 is scheduled to be repaid before December 31, 2009.